Exhibit 4.1

FURNITURE BRANDS INTERNATIONAL, INC.

DEFERRED COMPENSATION PLAN

Effective January 1, 2006

FURNITURE BRANDS INTERNATIONAL, INC.

DEFERRED COMPENSATION PLAN

i

		2.1.17.	Election of Deferral/Distribution.	4
		2.1.18.	Eligible Employee.	4
		2.1.19.	Employee.	4
		2.1.20.	ERISA.	4
		2.1.21.	LTIP Compensation.	4
		2.1.22.	Participant.	4
		2.1.23.	Performance-Based Compensation.	4
		2.1.24.	Plan.	5
		2.1.25.	Plan Year.	5
		2.1.26.	Regular Account.	5
		2.1.27.	Restricted Stock.	5
		2.1.28.	Specified Employee.	5
		2.1.29.	Unforeseeable Emergency.	5
		2.1.30.	Valuation Date.	5
	2.2.	Number and Gender.		5
	2.3.	Headings.		6
3.	ELIGIBILITY AND PARTICIPATION			6
	3.1.	Eligibility.		6
	3.2.	Participation.		6
	3.3.	Commencement of Participation.		6
	3.4.	Cessation of Active Participation.		6
4.	DEFERRALS AND ADDITIONS			7
	4.1.	Election of Deferral/Distribution.		7
	4.2.	Crediting of Deferrals to Account.		8
	4.3.	Additions.		9
5.	ACCOUNTS			9
	5.1.	Establishment of Bookkeeping Accounts.		9

	5.2.	Hypothetical Nature of Accounts.	9
6.	PAYMENT OF ACCOUNT		9
	6.1.	Timing and Form of Distribution of Benefits.	9
	6.2.	Vesting.	11
	6.3.	Valuation.	11
	6.4.	Death.	11
	6.5.	Designation of Beneficiaries.	11
	6.6.	Unclaimed Benefits.	12
	6.7.	Hardship Withdrawals.	12
7.	ADMINISTRATION		12
	7.1.	Committee.	12
	7.2.	General Powers of Administration.	12
	7.3.	Decisions.	12
8.	DETERMINATION OF BENEFITS, CLAIMS PROCEDURE AND ADMINISTRATION		13

	8.1.	Claims.	13
	8.2.	Claim Decision.	13
	8.3.	Request for Review.	13
	8.4.	Review of Decision.	14
	8.5.	Special Disability Time Limits and Procedures.	14
	8.6.	Discretionary Authority.	16
9.	MISCELLANEOUS		16
	9.1.	No Contract of Employment.	16
	9.2.	Non-Assignability of Benefits.	16
	9.3.	Amendment and Termination.	16
	9.4.	Unsecured General Creditor Status Of Employee.	16
	9.5.	Severability.	17

9.6.	Governing Laws.	17
9.7.	Binding Effect.	17
9.8.	Tax Consequences.	17
9.9.	Obligor.	17

FURNITURE BRANDS INTERNATIONAL, INC.

DEFERRED COMPENSATION PLAN

1.	INTRODUCTION
1.1.	Adoption and Name of Plan.

The Company hereby adopts the Furniture Brands International, Inc. Deferred Compensation Plan as set forth herein.

1.2.	Purposes of Plan.

The purpose of the Plan is to provide deferred compensation for a select group of management and/or highly compensated employees and directors in recognition of the valuable service performed by such individuals and to encourage their continued service.

1.3.	“Top Hat” Plan.

The Plan is an “employee pension benefit plan” within the meaning of ERISA Section 3(2). The Plan is maintained, however, only for a select group of management and/or highly compensated employees and, therefore, is exempt from Parts 2, 3 and 4 of Title 1 of ERISA. The Plan is not intended to qualify under Code Section 401(a).

1.4.	Plan Unfunded.

The Plan is unfunded. All benefits will be paid from the general assets of the Company, which will continue to be subject to the claims of the Company's creditors. No amounts will be set aside for the benefit of Plan Participants or their Beneficiaries.

2.	DEFINITIONS AND CONSTRUCTION
2.1.	Definitions.

For purposes of the Plan, the following words and phrases shall have the respective meanings set forth below, unless the context clearly requires a different meaning:

2.1.1.	Account.

“Account” means the bookkeeping account maintained by the Company for each Participant pursuant to Section 5.1. A Participant’s Account shall include two subaccounts – a Company Stock Account and a Regular Account.

2.1.2.	Additions.

“Additions” means the amount of earnings and/or losses credited to a Participant’s Company Stock Account and interest credited to his or her Regular Account, as more fully described in Section 4.3.

2.1.3.	Bonus Compensation.

“Bonus Compensation” means amounts paid to an Employee under bonus programs of the Company. Bonus Compensation does not include long-term incentive pay or restricted stock awards.

2.1.4.	Base Salary Compensation.

“Base Salary Compensation” means any compensation paid by the Company to an Employee as base salary pursuant to the Company’s normal payroll practices before reduction for amounts deferred under the Company’s qualified retirement plans or 125 plans. In the case of a Participant who is a member of the Board, “Base Salary Compensation” means any remuneration paid as an annual retainer or other fee, but excludes any retainer or fee paid in the form of restricted (or non-restricted) shares of the common stock of the Company.

2.1.5.	Beneficiary.

“Beneficiary” means the person or entity designated by the Participant in accordance with Section 6.5 or, in the absence of an effective designation, the person or entity described in Section 6.5.

2.1.6.	Board.

“Board” means the board of directors of Furniture Brands International, Inc.

2.1.7.	Business Day.

“Business Day” means a day on which the New York Stock Exchange is open for trading activity.

2.1.8.	Change in Control.

“Change in Control” means a change in control as defined in the Company’s 2005 Long-Term Performance Bonus Plan or successor plan. Notwithstanding the preceding, for purposes of Section 6.1(e), a Change in Control shall be deemed to have occurred only if such event satisfies the above definition and such event is a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation under Code Section 409A and the regulations promulgated thereunder.

2.1.9.	Code.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.1.10.	Committee.

“Committee” means the Executive Compensation and Stock Option Committee of the Board.

2.1.11.	Company.

“Company” means Furniture Brands International, Inc., its subsidiaries and affiliates.

2.1.12.	Company Matching Credit.

“Company Matching Credit” means an amount credited to a Participant’s Account for a Plan Year equal to the matching contribution that would have been contributed to the Furniture Brands International, Inc. Savings Plan (“Savings Plan”) (determined with respect to Base Salary Compensation and Bonus Compensation without regard to any qualified plan limitations) had the Deferrals of Base Salary Compensation and Bonus Compensation to this Plan been contributed to the Savings Plan. Such determination of matching contributions shall be made pursuant to the terms of, and taking into account, the Participant’s elective deferrals and matching employer contributions under the Savings Plan so that the Participant does not receive duplicative matching contributions with respect to deferrals under either the Plan or the Savings Plan. However, if a Participant does not contribute the maximum elective deferral amount permitted under the Savings Plan (taking into account all the qualified plan limitations) the Participant will only receive as a Company Matching Credit an amount equal to 100% of the first 3% of Base Salary Compensation and Bonus Compensation plus 50% of the next 3% of Base Salary Compensation and Bonus Compensation contributed to the Plan provided, however, that for purpose of determining such Company Matching Credit, there shall only be taken into account deferrals with respect to Base Salary Compensation and Bonus Compensation over the dollar limitation on compensation in effect for the year under the Savings Plan ($220,000 in 2006).

2.1.13.	Company Stock Account.

“Company Stock Account” means the portion of a Participant’s Account which is valued in relation to an investment in the common stock of the Company.

2.1.14.	Deferral.

“Deferral” means the amount of Base Salary Compensation, Bonus Compensation and LTIP Compensation actually deferred under the Plan pursuant to an Election of Deferral/Distribution.

2.1.15.	Disabled.

“Disabled” means (i) a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) a Participant’s receipt of income replacement benefits for a period of at least three months, under an accident and health plan covering the employees of the Company, due to a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least 12 months.

2.1.16.	Effective Date.

“Effective Date” means January 1, 2006.

2.1.17.	Election of Deferral/Distribution.

“Election of Deferral/Distribution” means the written agreement (paper or electronic), filed by the Participant with the Committee in which the Participant elects the amount of his or her Base Salary Compensation, Bonus Compensation, and/or LTIP Compensation, to be deferred, the time and manner of distributions and such other matters as the Committee shall determine from time to time. The Election of Deferral/Distribution shall provide for separate elections with respect to cash and stock based compensation.

2.1.18.	Eligible Employee.

“Eligible Employee” means an Employee who has been selected by the Committee to participate in the Plan.

2.1.19.	Employee.

“Employee” means an individual who is (i) classified as a management or highly compensated employee of the Company or (ii) a member of the Board.

2.1.20.	ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.1.21.	LTIP Compensation.

“LTIP Compensation” means amounts paid under a cash or Company stock award pursuant to the Company’s 2005 Long-Term Performance Bonus Plan or successor plan.

2.1.22.	Participant.

“Participant” means an Eligible Employee who is selected for participation in the Plan and who becomes a Participant pursuant to Section 3.

2.1.23.	Performance-Based Compensation.

“Performance-Based Compensation” means LTIP Compensation that (a) is based on services performed over a period of at least 12 months and (b) constitutes performance-based compensation as defined in Treasury Regulations issued under Code Section 409A.

2.1.24.	Plan.

“Plan” means the Furniture Brands International, Inc. Deferred Compensation Plan, as set forth herein and as amended from time to time.

2.1.25.	Plan Year.

“Plan Year” means the calendar year.

2.1.26.	Regular Account.

“Regular Account” means the portion of a Participant’s Account which is not valued in relation to an investment in the common stock of the Company.

2.1.27.	Restricted Stock.

“Restricted Stock” means any restricted stock award made to an Employee under the Company’s 1999 Long-Term Incentive Plan or successor plan.

2.1.28.	Specified Employee.

“Specified Employee” means a key employee (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) determined in accordance with the meaning of such term under Code Section 409A and the regulations promulgated thereunder. The identification date for purposes of determining the Company’s key employees shall be December 31. Each employee who is a Participant on the Effective Date shall be deemed to be a “Specified Employee” for the 2006 Plan Year.

2.1.29.	Unforeseeable Emergency.

“Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, his or her spouse or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

2.1.30.	Valuation Date.

"Valuation Date" means each Business Day on which a calculation concerning a Participant’s Account is performed, or as otherwise defined by the Committee.

2.2.	Number and Gender.

Wherever appropriate, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

2.3.	Headings.

The headings are included solely for convenience, and if there is any conflict between any heading and the text of the Plan, the Plan text shall control.

3.	ELIGIBILITY AND PARTICIPATION
3.1.	Eligibility.

The Committee shall have the authority to select those Eligible Employees who shall be eligible to participate in the Plan and the date on which such individuals may commence participation.

3.2.	Participation.

The Committee shall notify each Eligible Employee of his or her selection to participate in the Plan. Subject to the provisions of Section 3.4 and provided the Participant remains an Employee, a Participant shall remain eligible to continue participation in the Plan for each Plan Year following his or her initial year of selection to participate in the Plan.

3.3.	Commencement of Participation.

Any Eligible Employee may elect to participate in the Plan by filing an Election of Deferral/Distribution with the Committee in accordance with the provisions of Section 4.1. An Eligible Employee shall become a Participant effective as of the date on which his or her Election of Deferral/Distribution becomes effective. Regardless of whether an Eligible Employee has filed an Election of Deferral/Distribution, he or she shall become a Participant effective as of the date, following his or her designation as an Eligible Employee, on which he or she receives a Restricted Stock award, the terms of which provide for automatic deferral under the Plan. At the Committee’s discretion, an Eligible Employee shall become a participant as of a date on or before the 30th day after the Participant obtains a legally binding right to such a Restricted Stock award (i.e., one which is, by its terms, automatically deferred under the Plan) provided the Restricted Stock is subject to a forfeiture condition requiring the Participant’s continued service for a period of at least 12 months from the date he or she obtained a legally binding right to the Restricted Stock and provided further that such eligibility date is at least 12 months in advance of the date on which the forfeiture condition could lapse.

3.4.	Cessation of Active Participation.

Notwithstanding any provision of the Plan to the contrary, an individual who has become a Participant in the Plan shall cease to be a Participant effective as of any date designated by the Committee or the date on which the Participant ceases to be an Employee. Any such Committee action shall be communicated to the Participant prior to the effective date of such action. Such cessation shall have no effect upon amounts then credited to his Account and shall not preclude the individual from subsequently being selected to be a Participant.

4.	DEFERRALS AND ADDITIONS
4.1.	Election of Deferral/Distribution.

A Participant who wishes to make a Deferral must file with the Committee an Election of Deferral/Distribution pursuant to which such Participant elects to make Deferrals.

(a)            Base Salary Compensation. With respect to Base Salary Compensation, an Election of Deferral/Distribution must be filed with the Committee by the close of the calendar year preceding the year in which the Eligible Employee performs the services giving rise to the Base Salary Compensation to be deferred. Such election shall be irrevocable as of December 31 of the calendar year preceding the calendar year to which such election applies. An Election of Deferral/Distribution shall continue in effect for a subsequent calendar year unless revoked or modified no later than the December 31 immediately preceding the subsequent calendar year. As of each December 31, such Election of Deferral/Distribution shall be irrevocable with respect to Base Salary Compensation payable with respect to services performed in the immediately following calendar year.

(b)           Bonus Compensation. With respect to Bonus Compensation, an Election of Deferral/Distribution must be filed with the Committee in accordance with the rules described under Section 4.1(a) with respect to Base Salary Compensation.

(c)	LTIP Compensation.

(1)           Not Performance-Based Compensation – With respect to LTIP Compensation which is not Performance-Based Compensation, an Election of Deferral/Distribution must be filed with the Committee in accordance with the rules described under Section 4.1(a) with respect to Base Salary Compensation. Notwithstanding the preceding sentence, if the LTIP Compensation is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right to the LTIP Compensation, the Committee may permit a Participant to file an Election of Deferral/Distribution on or before the 30th day after the Participant obtains the legally binding right to the LTIP Compensation, provided that the Election of Deferral/Distribution is filed at least 12 months in advance of the earliest date at which the forfeiture condition could lapse. In addition, if the LTIP Compensation is subject to a substantial risk of forfeiture (as defined in regulations promulgated under Code Section 409A), the Committee may permit a Participant to file an Election of Deferral/Distribution which complies with the timing and deferral rules in Section 6.1(b) governing subsequent changes in the time and/or form of payment, assuming that the date the substantial risk of forfeiture lapses is the date payment would otherwise be paid for purposes of such rules.

(2)           Performance-Based Compensation – With respect to LTIP Compensation which is Performance-Based Compensation, an Election of Deferral/Distribution may be made in accordance with the rules described under Section 4.1(a) with respect to Base Salary Compensation. In addition, provided that (1) the Participant continuously performs services from the date the performance criteria are established through the date the Participant files his or her Election of Deferral/Distribution and (2) the compensation is not substantially certain to be paid and is not readily ascertainable as of such date, the Committee may permit a Participant to file an Election of Deferral/Distribution up until the date that is twelve months before the end of the performance period.

(d)           Restricted Stock. With respect to Restricted Stock which is not automatically deferred under the Plan pursuant to the terms of the award, an Election of Deferral/Distribution may be made in accordance with the rules described under Section 4.1(c)(1) with respect to Non-Performance Based LTIP Compensation.

(e)            First Year of Eligibility. In the case of the first year in which an Eligible Employee becomes eligible to participate in the Plan (and all other plans required to be aggregated with the Plan under Treasury Regulations issued under Code Section 409A), an Election of Deferral/Distribution must be filed with the Committee within 30 days after the date he or she becomes an Eligible Employee; provided that, such Election of Deferral/Distribution shall apply only to Base Salary Compensation paid for services to be performed subsequent to the date the Election of Deferral/Distribution is filed with the Committee and such election shall be irrevocable for the remainder of such calendar year. With respect to Bonus Compensation or LTIP Compensation, such initial Election of Deferral/Distribution shall apply only to the portion of such compensation equal to the total amount of compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period. However, an Election of Deferral/Distribution with respect to LTIP Compensation may be permitted at a later date if otherwise permitted under Section 4.1(c). The special election deferral timing provision described in this Section 4.1(e) shall be available only (i) in the first year in which an Eligible Employee first becomes eligible to participate in the Plan, and (ii) if the Participant does not participate in any similar deferred compensation plans which would be aggregated with the Plan for 409A purposes.

(f)               General Rules. At the discretion of the Committee, deferrals may be made in a specified dollar amount and/or in whole percentages up to 100% of Base Salary Compensation, Bonus Compensation, LTIP Compensation, and/or Restricted Stock. Any election shall be subject to rules prescribed by the Committee.

4.2.	Crediting of Deferrals to Account.

Deferrals and Company Matching Credits will be credited to the Account of each Participant at the time and in the manner determined at the discretion of the Committee.

(a)	Regular Account.

Base Salary Compensation Deferrals, Company Matching Credits, Bonus Compensation Deferrals and LTIP Compensation subject to an award agreement providing for payment in cash shall be credited to a Participant’s Regular Account.

(b)	Company Stock Account.

LTIP Compensation subject to an award agreement providing for payment in shares of common stock of the Company and a Participant’s Restricted Stock shall be credited to a Participant’s Company Stock Account.

4.3.	Additions.

The Company shall credit Deferrals in the Participant’s Account with earnings, losses and interest from and after the dates Deferrals are credited to the Account. Additions to Deferrals shall accrue commencing on the date the Account first has a positive balance and shall continue on the balance in the Participant’s Account from time to time up to the date as of which benefits are paid in full. Additions shall be calculated as follows:

(a)          Regular Account – at the rate determined by the Committee from time to time.

(b)         Company Stock Account – at a rate computed as if deferred amounts had been invested in whole and fractional shares of common stock of the Company, including credits for dividends paid on shares of common stock of the Company.

5.	ACCOUNTS
5.1.	Establishment of Bookkeeping Accounts.

A separate bookkeeping Account shall be maintained for each Participant. Such account shall reflect Deferrals and Additions thereon, less any distributions. Within each Participant's bookkeeping Account, separate subaccounts shall be maintained to the extent necessary for the administration of the Plan.

5.2.	Hypothetical Nature of Accounts.

The Account established under this Section 5 shall be hypothetical in nature and shall be maintained for bookkeeping purposes only, so that Deferrals can be credited to the Participant and so that Additions on such amounts so credited or debited can be reflected. Neither the Plan nor any of the Accounts (or subaccounts) shall hold any actual funds or assets. The right of any person to receive one or more payments under the Plan shall be an unsecured claim against the general assets of the Company. Any liability of the Company to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan. Neither the Company, the Board, the Committee, nor any other person shall be deemed to be a trustee of any amounts to be paid under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant, former Participant, Beneficiary, or any other person.

6.	PAYMENT OF ACCOUNT
6.1.	Timing and Form of Distribution of Benefits.

(a)            The vested portion of a Participant’s Account shall be distributed within 30 days of his or her separation from service in the form of a lump sum. Notwithstanding the preceding sentence, a Participant may elect on the Election of Deferral/Distribution described in Section 4.1 to have deferrals and Additions thereon related to Base Salary Compensation, Bonus Compensation, LTIP Compensation, and/or Restricted Stock (other than Restricted Stock awards which are automatically deferred under the Plan pursuant to the terms of the awards) for a given year paid (or begin to be paid)

upon the earlier of separation from service or in a specified year. Payments pursuant to a specified time election shall be paid or begin to be paid no later than the March 15th of the calendar year following the specified calendar year. In addition, a Participant may elect on an Election of Deferral/Distribution described in Section 4.1 to have Deferrals and Additions thereon which are credited to his or her Regular Account for a given year paid in the form of monthly installments over a period of 3, 5, or 10 years. The first such installment shall be paid by the Company no later than the March 15th of the calendar year following the calendar year in which the earlier of the Participant’s separation from service or specified payment date occurs. All Additions which accrue with respect to a Participant’s Account over the period of installment payments shall be accrued and paid within 30 days of the last installment payment. Any election as to time or form of payment under this Section 6.1 with respect to Base Salary Compensation shall also apply with respect to Company Matching Credits. In the event a Participant makes an election under this Section 6.1(a), the remainder of his or her vested Account which is not subject to such election shall be distributed within 30 days of his or her separation from service.

(b)           A Participant may change an election as to the time and/or form of payment if such election is filed in accordance with procedures established by the Committee, and:

(1)           such election shall not take effect until at least 12 months after the date on which the election is filed,

(2)           the first payment with respect to which such election is made shall be deferred for a period of not less than 5 years from the date such payment would otherwise have been made, and

(3)           any election related to a payment that was otherwise to be made at a specified time may not be made less than 12 months prior to the date of the first scheduled payment.

(c)            Distributions from a Participant’s Regular Account shall be in cash. Distributions from a Participant’s Company Stock Account shall be in whole shares of common stock of the Company and in cash with respect to fractional shares of common stock of the Company.

(d)           Notwithstanding Sections 6.1(a) and (b), payment of benefits shall not be made or commence prior to the date which is 6 months after the date of a Participant’s separation from service (for any reason other than death or Disability) in the case of a Participant who is determined to be a Specified Employee. Any payments ( with interest calculated in accordance with the provisions governing Additions to the Regular Account) that would have been paid during such 6-month period absent this Section 6.1(d) shall be paid in a lump sum to the Participant as of the day after the last day of such 6-month period, and all other payments following such 6-month period shall be paid in accordance with the terms of the Plan and the Participant’s election.

(e)            Notwithstanding any other provision of the Plan or an Election of Deferral/Distribution, the vested balance in a Participant’s Accounts shall be paid to him or her in a single lump sum upon a Change in Control.

(f)            Notwithstanding any other provision of the Plan, a distribution may be made to an individual other than a Participant as necessary to fulfill a court order, as described in the regulations promulgated under Code Section 409A.

6.2.	Vesting.

A Participant is fully vested in all Deferrals and Additions thereon under the Plan. A Participant is vested in his or her Restricted Stock and Additions thereon pursuant to the terms of the Restricted Stock award and the 1999 Long-Term Incentive Plan.

6.3.	Valuation.

At any time during which a distributable event will take place under Section 6.1, the balance of a Participant's Account shall be determined as of the Valuation Date coinciding with or immediately following the date of such event.

6.4.	Death.

If a Participant dies before receiving the full amount of his or her Account, the balance of the Account shall be paid in a lump sum to his or her Beneficiary within 30 days of the Participant’s death; provided that a Participant may elect on his or her Election of Deferral/Distribution described in Section 4.1 (a) to have distribution of his or her Account continue in accordance with an election in effect at the time of his or her death, with the exception that such distribution shall occur upon the later of separation from service or the specified payout date, or (b) to have his or her Regular Account paid in the form of monthly installments over a period of 3, 5 or 10 years, such installments to be paid out pursuant to the terms of Section 6.1(a) with respect to installment payments as if the date of the Participant’s death was his or her date of separation from service.

6.5.	Designation of Beneficiaries.

Each Participant shall, subject to applicable community property laws, have the right, at any time, to designate one or more persons or an entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of a Participant's death prior to complete distribution of the Participant's Account. Each Beneficiary designation shall be in a written form (paper or electronic) prescribed by the Committee and will be effective only when filed with the Committee during the Participant's lifetime. Any designation of Beneficiary may be changed by a Participant without the consent of such Beneficiary by the filing of a new designation with the Committee. The filing of a new designation shall cancel all designations previously filed.

If any Participant fails to designate a Beneficiary in the manner provided above, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant's benefits, the Participant's Beneficiary shall be the person in the first of the following classes in which there is a survivor:

(a)	The Participant's surviving spouse;

(b)           The Participant's children in equal shares, except that if any of the children predeceases the Participant but leaves issue surviving, then such issue shall take by right of representation the share the parent would have taken if living;

(c)	The Participant's estate.

6.6.	Unclaimed Benefits.

In the case of a benefit payable on behalf of such Participant, if the Committee is unable to locate the Participant or Beneficiary to whom such benefit is payable, such benefit may be forfeited to the Company, upon the Committee's determination. Notwithstanding the foregoing, if subsequent to any such forfeiture the Participant or Beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit shall be paid by the Company.

6.7.	Hardship Withdrawals.

A Participant may apply in writing to the Committee for, and the Committee may permit, a hardship withdrawal from a Participant’s Regular Account if the Committee, in its sole discretion, determines that the Participant has incurred a severe financial hardship resulting from an Unforeseeable Emergency. The amount that may be withdrawn shall be limited to the amount reasonably necessary to relieve the hardship or financial emergency upon which the request is based, plus the federal and state taxes due on the withdrawal, as determined by the Committee. In determining such amount, the Committee shall consider amounts available to the Participant through insurance or otherwise and/or liquidation of the Participant’s assets. The Committee may require a Participant who requests a hardship withdrawal to submit such evidence as the Committee, in its sole discretion, deems necessary or appropriate to substantiate the circumstances upon which the request is based.

7.	ADMINISTRATION
7.1.	Committee.

The Plan shall be administered by the Committee. The Committee may delegate to others certain aspects of the management and operational responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals, provided that such delegation is in writing.

7.2.	General Powers of Administration.

The Committee shall have all powers necessary or appropriate to enable it to carry out its administrative duties. Not in limitation, but in application of the foregoing, the Committee shall have discretionary authority to construe and interpret the Plan and determine all questions that may arise hereunder as to the status and rights of Employees, Participants, and Beneficiaries. The Committee may exercise the powers hereby granted in its sole and absolute discretion. The Committee may promulgate such regulations as it deems appropriate for the operation and administration of the Plan.

7.3.	Decisions.

If two or more persons are serving as Committee, any decision of the Committee may be made by a written document signed by a majority of such persons or by majority vote at a meeting. No person serving as Committee shall make any decision or take any action affecting exclusively his or her own Accrued Benefits under the Plan, if any; all such matters shall be decided by a majority of the remaining persons serving as Committee or, if none, by the Board of Directors of the Company or its duly authorized delegate. All determinations and decisions made by the Committee shall be final, conclusive and binding on all persons including the Company, Participants and their beneficiaries hereunder.

8.	DETERMINATION OF BENEFITS, CLAIMS PROCEDURE AND ADMINISTRATION
8.1.	Claims.

A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan ("Claimant"), or his or her duly authorized representative, may file a written request for such benefit with the Committee, at the Company’s then principal place of business, setting forth his or her claim.

8.2.	Claim Decision.

Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within a reasonable period of time, but ordinarily not later than 90 days, and shall, in fact, deliver such reply within such period. However, the Committee may extend the reply period for an additional 90 days for reasonable cause. If the reply period will be extended, the Committee shall advise the Claimant in writing during the initial 90-day period indicating the special circumstances requiring an extension and the date by which the Committee expects to render the benefit determination.

If the claim is denied in whole or in part, the Committee will render a written opinion, using language calculated to be understood by the Claimant, setting forth (i) the specific reason or reasons for the denial, (ii) the specific references to pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such material or such information is necessary, (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review, and (v) the time limits for requesting a review of the denial and for the actual review of the denial.

8.3.	Request for Review.

Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may file a request with the Committee in writing, at the Company’s then principal place of business, that the Committee review its prior determination. The Claimant or his or her duly authorized representative may submit written comments, documents, records or other information relating to the denied claim, which such information shall be considered in the review under this subsection without regard to whether such information was submitted or considered in the initial benefit determination.

The Claimant or his or her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Committee in making the initial claims decision, (ii) was submitted, considered or generated in the course of the Committee making the initial claims decision, without regard to whether such instrument was actually relied upon by the Committee in making the decision or, (iii) demonstrates compliance by the Committee with administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated Claimants. If the Claimant does not request a review of the Committee’s determination within such 60-day period, he or she shall be barred and estopped from challenging such determination.

8.4.	Review of Decision.

Within a reasonable period of time, ordinarily not later than 60 days, after the Committee’s receipt of a request for review, it will review its prior determination. If special circumstances require that the 60-day time period be extended, the Committee will so notify the Claimant within the initial 60-day period indicating the special circumstances requiring an extension and the date by which the Committee expects to render its decision on review, which shall be as soon as possible but not later than 120 days after receipt of the request for review.

The Committee has discretionary authority to determine a Claimant’s eligibility for benefits and to interpret the terms of the Plan. Benefits under the Plan will be paid only if the Committee decides in its discretion that the Claimant is entitled to such benefits. The decision of the Committee shall be final and non-reviewable, unless found to be arbitrary and capricious by a court of competent review. Such decision will be binding upon the Company and the Claimant.

If the Committee makes an adverse benefit determination on review, the Committee will render a written opinion, using language calculated to be understood by the Claimant, setting forth (i) the specific reason or reasons for the denial, (ii) the specific references to pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (A) was relied upon by the Committee in making its decision, (B) was submitted, considered or generated in the course of the Committee making its decision, without regard to whether such instrument was actually relied upon by the Committee in making its decision, or (C) demonstrates compliance by the Committee with administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents, and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants, and (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following the adverse benefit determination on such review.

To the extent permitted by law, a decision on review by the Committee shall be binding and conclusive upon all persons whomsoever. Completion of the claims procedure described in this Section shall be a mandatory precondition that must be complied with prior to commencement of a legal or equitable action in connection with the Plan by a person claiming rights under the Plan, or by another person claiming rights through such person.

8.5.	Special Disability Time Limits and Procedures.

Notwithstanding anything herein, if a Claimant is denied a benefit because he or she is determined not to be disabled and he or she makes a claim pursuant to such denial, the provisions of this Section 8.5 shall apply. Upon receipt of a claim, the reply period shall be forty-five (45) days. If, prior to the end of such 45-day period, the claims reviewer determines that, due to matters beyond the control of the Plan, a decision cannot be rendered, the period for making the determination may be extended for up to thirty (30) days, and the claims reviewer shall notify the Claimant, prior to the expiration of such 45-day period, of the circumstances requiring an extension and the date by which the Plan expects to render a decision. If, prior to the end of the first 30-day extension period, the claims reviewer determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days, and the claims reviewer shall notify the Claimant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date by which the Plan expects to render a decision. In the case of any extension described in this paragraph, the notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues, and the Claimant shall be afforded forty-five (45) days within which to provide the specified information. If information is requested, the period for making the benefit determination shall be tolled from the date on which notification of an extension is sent to the Claimant until the date on which the Claimant responds to the request for information.

Within one hundred eighty (180) days after receiving the written notice of an adverse disposition of the claim, the Claimant may request in writing, and shall be entitled to, a review of the benefit determination. In deciding an appeal of any adverse benefit determination that is based in whole or in part on a medical judgment, the Plan shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. Such health care professional shall be an individual who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal nor the subordinate of any such individual. The medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the Claimant’s adverse benefit determination will be identified to the Claimant. If the Claimant does not request a review within one hundred eighty (180) days after receiving written notice of the original’s disposition of the claim, the Claimant shall be deemed to have accepted the original written disposition.

A decision on review shall be rendered in writing by the Plan within a reasonable period of time, but ordinarily not later than forty-five (45) days after receipt of the Claimant’s request for review by the Plan, unless the Plan determines that special circumstances require an extension of time for processing the claim. If the Plan determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial forty-five (45) period. In no event shall such extension exceed a period of forty-five (45) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review. In the event the extension is due to a Claimant’s failure to submit information necessary to decide the claim, the Claimant shall be afforded forty-five (45) days within which to provide the specified information, and the period for making the benefit determination on review shall be tolled from the date on which notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

In the case of an adverse benefit determination on review, in addition to the information described above, the notice shall state: “You and your Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”

8.6.	Discretionary Authority.

The Committee shall have discretionary authority to determine a Claimant's entitlement to benefits upon his claim or his request for review of a denied claim, respectively.

9.	MISCELLANEOUS
9.1.	No Contract of Employment.

The adoption and maintenance of the Plan shall not be or be deemed to be a contract between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall give or be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time; nor shall the Plan give or be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person's right to terminate his employment at any time.

9.2.	Non-Assignability of Benefits.

No Participant, Beneficiary or distributee of benefits under the Plan shall have, subject to Section 6.1(f), any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and non-transferable. Any such attempted assignment or transfer shall be void. Subject to Section 6.1(f), no amount payable hereunder shall, prior to actual payment thereof, be subject to seizure by any creditor of any such Participant, Beneficiary or other distributee for the payment of any debt, judgment, or other obligation, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of such Participant, Beneficiary or other distributee hereunder.

9.3.	Amendment and Termination.

The Committee may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, that no amendment may be made which would materially increase the benefits accruing to Participants under the Plan, without the prior approval of the Board. However, no amendment may impair the rights of a Participant with respect to amounts already allocated to his or her Account. The Board may terminate the Plan at any time, subject to any restrictions or requirements applicable under Code Section 409A and the regulations promulgated thereunder. In the event that the Plan is terminated, the balance in a Participant's Account shall be paid to such Participant or his or her Beneficiary in a lump sum or in equal monthly installments as the Committee determines.

9.4.	Unsecured General Creditor Status Of Employee.

The payments to Participant, his Beneficiary or any other distributee hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Company; no person shall have nor acquire any interest in any such assets by virtue of the provisions of this Agreement. The Company's obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the Participant, a Beneficiary, or other distributee acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor require any legal or equitable right, interest or claim in or to any property or assets of the Company. In the event that, in its discretion, the Company purchases an insurance policy or policies insuring the life of the Participant (or any other property) to allow the Company to recover the cost of providing the benefits, in whole, or in part, hereunder, neither the Participant, his Beneficiary or other distributee shall have nor acquire any rights whatsoever therein or in the proceeds therefrom. The Company shall be the sole owner and beneficiary of any such policy or policies and, as such, shall possess and may exercise all incidents of ownership therein. No such policy, policies or other property shall be held in any trust for a Participant, Beneficiary or other distributee or held as collateral security for any obligation of the Company hereunder.

9.5.	Severability.

If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

9.6.	Governing Laws.

All provisions of the Plan shall be construed in accordance with the laws of Missouri except to the extent preempted by federal law.

9.7.	Binding Effect.

This Plan shall be binding on each Participant and his heirs and legal representatives and on the Company and its successors and assigns.

9.8.	Tax Consequences.

The Participant shall be responsible for all tax obligations (including, without limitation, any income, employment, excise or other tax obligations) incurred by Participant in connection with his or her participation in the Plan. While the Company has established, will maintain the Plan, and has done and will do so in a manner intended to satisfy the requirements of Section 409A of the Code, notwithstanding any provision herein to the contrary, the Company makes no representation, warranty, commitment, or guaranty concerning the income, employment, or other tax consequences of participation in the Plan under federal, state, or local law. The Company shall have the right to deduct from any distribution or Participant’s other taxable compensation, such amounts as the Company, in its discretion, deems necessary to satisfy the Company’s obligation to withhold for federal, state and local taxes.

9.9.	Obligor.

The Company shall be the obligor with respect to Plan benefits that are owed to a Participant which arise by virtue of the contributions made by the Company or the Participant's employment by the Company.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed on the 13th day of December, 2005.

Furniture Brands International, Inc.

By:               /s/ Lynn Chipperfield

Title:     Senior Vice President and

              Chief Administrative Officer

FURNITURE BRANDS INTERNATIONAL, INC.

DEFERRED COMPENSATION PLAN

DESIGNATION OF BENEFICIARY

(Page 1 of 1)

I, ______________________________ [print name], hereby designate:

PRIMARY

(Print Beneficiary's Name)	Last	First	MI

Print Beneficiary's Address	Relationship

PRIMARY

(Print Beneficiary's Name)	Last	First	MI

Print Beneficiary's Address	Relationship

as my beneficiary(ies) under the Plan. In the event of my death prior to the distribution to me of my Accounts in the Plan, such beneficiary(ies) then living are to receive the death benefit under the Plan in equal shares.

If the above-named beneficiary(ies) do not survive me, such death benefit shall be distributed in equal shares to those then living of the following person(s):

SECONDARY

(Print Beneficiary's Name)	Last	First	MI

Print Beneficiary's Address	Relationship

SECONDARY

(Print Beneficiary's Name)	Last	First	MI

Print Beneficiary's Address	Relationship

This designation shall remain in effect until revoked or changed by my filing a new beneficiary designation form.

Signature:__________________________

Date:_____________________________

FURNITURE BRANDS INTERNATIONAL, INC.

DEFERRED COMPENSATION PLAN

DESIGNATION OF BENEFICIARY

(Page 2 of 2)

CONSENT OF SPOUSE

(Required in Community Property States)

I hereby consent to the designation of the above beneficiary(ies) to receive the benefits payable under the Furniture Brands International, Inc. Deferred Compensation Plan as the result of the death of the above Employee and waive any and all rights necessary to provide the payment of such benefits to such beneficiary(ies).

Dated at _____________, State of ______________ on ______________, _______________.

Witness: ________________________	(Signature of Spouse) _________________________

Received by Committee:	________________
Date

Sample ERISA Top Hat Notice

Attached is a sample form of notice which may be used to satisfy the alternative ERISA reporting requirements for an unfunded plan of deferred compensation for a select group of management or highly compensated employees. The notice should be filed, preferably on Company letterhead, within 120 days after a new plan is established. Even if Company has not previously filed with respect to any prior plan(s), it should include them in reporting the number of plans and Employees covered in items 3 and 4.

Plan documents need not be filed, unless they are specifically requested by the Secretary of Labor.

If Company fails to file the notice, the plan will be subject to the burdensome reporting and disclosure requirements of ERISA Title I, Subtitle B, Part 1./

Date

Top Hat Plan Exemption

Employee Benefits Security Administration

Room N-1513

U.S. Department of Labor

Washington, DC 20210

Re:	Notice of Plan(s) of Deferred Compensation

Ladies and Gentlemen:

Pursuant to DOL Reg. Sec. 2520.104-23, the undersigned Employer hereby files the following information with respect to its plan(s) of deferred compensation.

1.	Name and Address of Employer:
2.	Federal Employer Identification No. (EIN):

3.            The Employer maintains three frozen plan(s) of deferred compensation primarily for the purpose of providing deferred compensation to a select group of management or highly compensated Employees.

4.	____ Employee(s) is/are covered by such plan(s).

Very truly yours,

By:

_________________________

 /           The Department of Labor’s Delinquent Filer Voluntary Compliance Program may be available to a top hat plan that fails to timely file the attached notice.